EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 17, 2018, with respect to the consolidated financial statements included in the Annual Report of The ONE Group Hospitality, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

New York, New York

June 20, 2019